Exhibit 99.1
Energizer Holdings, Inc. 8235 Forsyth Boulevard Suite 100 St. Louis, MO 63105
FOR IMMEDIATE RELEASE	Company Contact
February 5, 2026	Jon Poldan Vice President, Treasurer & Investor Relations 314-985-2349 Jonathan.Poldan@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2026 First Quarter Results

First Quarter Highlights
•Net sales increased +6.5% to $778.9 million, driven by Acquisition Net sales of $64.6 million(1)
•Operating cash flows of $149.5 million and Free cash flow of $124.2 million, or 15.9% of Net sales
•Debt reduction of over $100 million
•Loss per share of $0.05 & Adjusted Earnings per share of $0.31(1)
•Reaffirming fiscal year outlook for Net sales, Adjusted Earnings per share and Adjusted EBITDA

St. Louis —February 5, 2026—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the first fiscal quarter ended December 31, 2025.

"Energizer’s strategic priorities in Fiscal 2026 are grounded in simple principles – restore growth, rebuild margins impacted by tariffs, and return to our long‑term historical cash flow profile. We are exiting the first fiscal quarter having taken the necessary steps to drive these priorities forward,” said Mark LaVigne, President and Chief Executive Officer.

“Our teams have executed with discipline – having made strong progress against our commercial plans, including the integration of APS, the re-alignment of our manufacturing footprint and the advancement of efficiency initiatives across the organization. These actions have been successfully completed, which set the stage for sequential gross margin improvement and meaningful earnings growth in the back half of the year.”

“Strong cash generation was a highlight, with $124.2 million of free cash flow enabling us to pay down more than $100 million of debt while returning nearly $28 million to shareholders.”

Top-Line Performance

For the quarter, we had Net sales of $778.9 million compared to $731.7 million in the prior year period.

	First Quarter	% Chg
Net sales - FY'25	$731.7
Organic	(31.2)	(4.3)%
Acquisition impact	64.6	8.8%
Change in highly inflationary markets	0.1	—%
Impact of currency	13.7	2.0%
Net sales - FY'26	$778.9	6.5%

__________________
1) See Press Release attachments and supplemental schedules for additional information, including the GAAP and Non-GAAP reconciliations.

Organic Net sales decreased 4.3% primarily due to the following items:

•Volumes declined 4.5% due to softer consumer demand in the U.S. across both segments, and higher storm activity in the prior year, partially offset by Batteries & Lights distribution gains and growth in ecommerce; and

•Pricing increases of 0.2% driven by tariffs and innovation, primarily in the Batteries & Lights segment, partially offset the volume declines.

The Advanced Power Solutions (APS) acquisition completed on May 2, 2025 contributed $64.6 million to Net sales.

Gross Margin

Gross margin percentage on a reported basis was 32.9% versus 36.8% in the prior year. Excluding restructuring and related costs in the current and prior year of $15.3 million and $9.4 million, respectively, and the prior year network transition costs of $14.0 million, Adjusted Gross margin was 34.9% compared to 40.0% in the prior year, a decrease of 510 basis points.(1)

First Quarter
Gross margin - FY'25 Reported	36.8%
Prior year impact of restructuring and related costs and network transition costs	3.2%
Gross margin - FY'25 Adjusted(1)	40.0%
FY26 production credits	1.4%
Pricing	0.2%
Tariffs	(2.9)%
Acquisition impact	(1.7)%
Product mix	(1.5)%
Product cost impacts	(0.8)%
Currency impacts, including highly inflationary markets	0.2%
Gross margin - FY'26 Adjusted(1)	34.9%
Current year impact of restructuring and related costs	(2.0)%
Gross margin - FY'26 Reported	32.9%

Adjusted Gross margin decline was driven by increased input costs from production inefficiencies associated with rebalancing our network, increased tariff costs, unfavorable product mix and the lower margin profile of the APS business. These declines were partially offset by the production tax credit of $9.7 million and benefits from price increases implemented to offset tariff impacts.(1)

Selling, General and Administrative Expense (SG&A)

SG&A, excluding restructuring and acquisition costs, was 17.1% of Net sales for the first quarter, or $133.2 million, compared to 16.3%, or $119.2 million in the prior year. The year-over-year dollar increase was primarily driven by increased SG&A from the APS business of $6.8 million, investment in digital transformation and growth initiatives, as well as increased legal fees, recycling fees and stock compensation expense. The increase was partially offset by Project Momentum savings of approximately $2 million in the quarter.(1)

Advertising and Promotion Expense (A&P)

A&P expense decreased $4.2 million for the first fiscal quarter to 6.3% of Net sales, compared to 7.3% in the prior year. Excluding the impact of the APS business, A&P expense was 6.9% of Net sales.(1)

Earnings Per Share and Adjusted EBITDA	First Quarter
(In millions, except per share data)	2026	2025
Net (loss)/earnings	$(3.4)	$22.3
Diluted net (loss)/earnings per common share	$(0.05)	$0.30

Adjusted Net earnings(1)	$21.3	$49.4
Adjusted Diluted net earnings per common share(1)	$0.31	$0.67
Adjusted EBITDA(1)	$106.9	$140.7

Currency neutral Adjusted Diluted net earnings per common share(1)	$0.26
Currency neutral Adjusted EBITDA(1)	$102.4

Net earnings, Earnings per share, Adjusted Earnings per share and Adjusted EBITDA were impacted by the decrease in Gross margin, increased SG&A driven by the APS acquisition and unfavorable currency impacts, partially offset by the decline in A&P spend. Adjusted Net earnings and Adjusted Earnings per share were further impacted by increased interest expense due to a higher average debt balance in the current year quarter.

Free cash flow and Capital allocation

•Operating cash flow for the three months ended December 31, 2025 was $149.5 million, and Free cash flow was $124.2 million, or 15.9% of Net sales.

•The Company repurchased approximately 245,000 shares of common stock for $4.5 million, or $18.26 per share during the quarter.

•Dividend payments in the quarter were approximately $23 million, or $0.30 per common share.

•The Company paid down $92.5 million on the Term Loan and $13.3 million of international borrowings in the quarter.

Financial Outlook and Assumptions for Fiscal Year 2026(1)

For fiscal 2026, we are reaffirming our previous guidance with organic Net sales expected to be flat to slightly up in both Batteries and Lights and Auto Care. Adjusted Gross margin is expected to modestly decline from prior year, as the impact of tariffs will be largely offset through already executed pricing, production credits and productivity initiatives, with slight margin dilution from the inclusion of the APS business for the full year. As a result, we expect to deliver Adjusted Earnings per share for the full year in the range of $3.30 to $3.60 and Adjusted EBITDA in the range of $580 to $610 million.

For the second fiscal quarter, we anticipate Organic Net sales to decline 4% to 5% and expect to deliver Adjusted Earnings per share in the range of $0.40 to $0.50. Our outlook does not contemplate any impact from the recent winter storm activity.

Webcast Information
In conjunction with this announcement, the Company will post prepared comments under the Investor/Events & Presentations section of the Company website around 7:00 a.m. Eastern Time today and will hold an investor conference call beginning at 10:00 a.m. Eastern Time today. The call will focus on first fiscal quarter earnings and recent trends in the business. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://app.webinar.net/GP0Z9VQyRx8
For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
# # #
This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "will," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:
•Global economic and financial market conditions beyond our control might materially and negatively impact us.
•Competition in our product categories might hinder our ability to execute our business strategy, achieve profitability, or maintain relationships with existing customers.
•Changes in the retail environment and consumer preferences could adversely affect our business, financial condition and results of operations.
•Loss or impairment of the reputation of our Company or our leading brands or failure of our marketing plans could have an adverse effect on our business.
•Loss of any of our principal customers could significantly decrease our sales and profitability.
•Our ability to meet our growth targets depends on successful product, marketing and operations innovation and successful responses to competitive innovation and changing consumer habits.
•We are subject to risks related to our international operations, including tariff and currency fluctuations, which could adversely affect our results of operations.
•We must successfully manage the demand, supply, and operational challenges brought on by any disease outbreak, including epidemics, pandemics, or similar widespread public health concerns.
•If we fail to protect our intellectual property rights, competitors may manufacture and market similar products, which could adversely affect our market share and results of operations.
•Changes in production costs, including raw material prices and transportation costs, from tariffs, inflation or otherwise, have adversely affected, and in the future could erode, our profit margins and negatively impact operating results.
•Our reliance on certain significant suppliers subjects us to numerous risks, including possible interruptions in supply, which could adversely affect our business.
•Our business is vulnerable to the availability of raw materials, as well as our ability to forecast customer demand and manage production capacity.
•The manufacturing facilities, supply channels or other business operations of the Company and our suppliers may be subject to disruption from events beyond our control.
•Our future results may be affected by our operational execution, including our ability to achieve cost savings as a result of any current or future restructuring efforts.
•If our goodwill and indefinite-lived intangible assets become impaired, we will be required to record impairment charges, which may be significant.
•Sales of certain of our products are seasonal and adverse weather conditions during our peak selling seasons for certain auto care products could have a material adverse effect.
•We may use artificial intelligence in our business, which could result in reputational harm, competitive harm, and legal liability, and adversely affect our operations.
•A failure of a key information technology system could adversely impact our ability to conduct business.
•We rely significantly on information technology and any inadequacy, interruption, theft or loss of data, malicious attack, integration failure, failure to maintain the security, confidentiality or privacy of sensitive data residing on our systems or other security failure of that technology could harm our ability to effectively operate our business and damage the reputation of our brands.
•We may not be able to attract, retain and develop key employees, as well as effectively manage human capital resources.
•We have significant debt obligations that could adversely affect our business.
•Our credit ratings are important to our cost of capital.
•We may experience losses or be subject to increased funding and expenses related to our pension plans.
•The estimates and assumptions on which our financial projections are based may prove to be inaccurate, which may cause our actual results to materially differ from our projections, which may adversely affect our future profitability, cash flows and stock price.
•If we pursue strategic acquisitions, divestitures or joint ventures, we might experience operating difficulties, dilution, and other consequences that may harm our business, financial condition, and operating results, and we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.
•Our business involves the potential for product liability claims, labeling claims, commercial claims and other legal claims against us, which could affect our results of operations and financial condition and result in product recalls or withdrawals.
•Our business is subject to increasing government regulations in both the U.S. and abroad that could impose material costs.

•Section 45X of the Internal Revenue Code contains production tax credits for certain battery components. Our ability to benefit from Section 45X production tax credits is not guaranteed and is dependent upon the federal government's ongoing implementation, guidance, regulations, or rulemakings.
•Increased focus by governmental and non-governmental organizations, customers, consumers and shareholders on sustainability issues, including those related to climate change, may have an adverse effect on our business, financial condition and results of operations and damage our reputation.
•We are subject to environmental laws and regulations that may expose us to significant liabilities and have a material adverse effect on our results of operations and financial condition.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 18, 2025.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	For the Quarters Ended December 31,
	2025	2024
Net sales	$778.9	$731.7
Cost of products sold (1)	522.3	462.1
Gross profit	256.6	269.6
Selling, general and administrative expense (1)	149.3	131.3
Advertising and sales promotion expense	49.2	53.4
Research and development expense	7.8	8.0
Amortization of intangible assets	14.0	14.7
Interest expense	39.1	37.0
Loss on extinguishment/modification of debt	0.9	0.1
Other items, net	1.1	(5.0)
(Loss)/earnings before income taxes	(4.8)	30.1
Income tax (benefit)/provision	(1.4)	7.8
Net (loss)/earnings	$(3.4)	$22.3

Basic net (loss)/earnings per common share	$(0.05)	$0.31
Diluted net (loss)/earnings per common share	$(0.05)	$0.30

Weighted average shares of common stock - Basic	68.4	72.0
Weighted average shares of common stock - Diluted	68.4	73.2

(1) See the attached Supplemental Schedules - Non-GAAP Reconciliations, which break out the Restructuring and related costs, Network transition costs and Acquisition and integration costs included within these lines.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

Assets	December 31, 2025	September 30, 2025
Current assets
Cash and cash equivalents	$214.8	$236.2
Trade receivables	372.8	404.2
Inventories	720.7	781.2
Other current assets	254.2	257.5
Total current assets	$1,562.5	$1,679.1
Property, plant and equipment, net	420.8	403.0
Operating lease assets	89.8	93.2
Goodwill	1,051.3	1,051.2
Other intangible assets, net	991.6	1,005.5
Deferred tax assets	164.6	166.6
Other assets	163.0	158.1
Total assets	$4,443.6	$4,556.7

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$8.6	$8.6
Current portion of finance leases	1.4	1.5
Notes payable	0.5	13.7
Accounts payable	408.3	402.2
Current operating lease liabilities	14.3	16.2
Other current liabilities	350.8	352.8
Total current liabilities	$783.9	$795.0
Long-term debt	3,318.7	3,407.9
Operating lease liabilities	82.3	84.8
Deferred tax liabilities	9.4	6.1
Other liabilities	108.0	93.0
Total liabilities	$4,302.3	$4,386.8
Shareholders' equity
Common stock	0.8	0.8
Additional paid-in capital	587.2	603.5
Retained earnings	59.2	87.0
Treasury stock	(280.3)	(295.8)
Accumulated other comprehensive loss	(225.6)	(225.6)
Total shareholders' equity	$141.3	$169.9
Total liabilities and shareholders' equity	$4,443.6	$4,556.7

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	For the Three Months Ended December 31,
	2025	2024
Cash Flow from Operating Activities
Net (loss)/earnings	$(3.4)	$22.3
Non-cash integration and restructuring charges	3.9	1.8
Depreciation and amortization	31.6	31.8
Production credits	34.6	—
Deferred income taxes	5.7	3.9
Share-based compensation expense	8.7	6.2
Loss on extinguishment of debt	0.9	0.1
Exchange (gain)/loss included in income	1.3	(3.8)
Non-cash items included in income, net	3.5	2.6
Other, net	(12.2)	0.4
Changes in current assets and liabilities used in operations	74.9	11.7
Net cash from operating activities	149.5	77.0

Cash Flow from Investing Activities
Capital expenditures	(25.3)	(34.6)
Acquisitions, net of cash acquired	—	(0.1)
Net cash used by investing activities	(25.3)	(34.7)

Cash Flow from Financing Activities
Payments on debt with maturities greater than 90 days	(92.5)	(25.2)
Net (decrease)/increase in debt with original maturities of 90 days or less	(16.0)	0.2
Debt issuance costs	(1.5)	—
Common stock purchased	(4.5)	—
Dividends paid on common stock	(23.3)	(23.6)
Taxes paid for withheld share-based payments	(8.0)	(7.5)
Net cash used by financing activities	(145.8)	(56.1)

Effect of exchange rate changes on cash	0.2	(7.2)

Net decrease in cash, cash equivalents, and restricted cash	(21.4)	(21.0)
Cash, cash equivalents, and restricted cash, beginning of period	236.2	216.9
Cash, cash equivalents, and restricted cash, end of period	$214.8	$195.9

ENERGIZER HOLDINGS, INC.
Reconciliation of GAAP and Non-GAAP Measures
For the Quarter Ended December 31, 2025
The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period, and are used for management incentive compensation. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as restructuring and related costs, network transition costs, acquisition and integration costs, a litigation matter, FY23 & FY24 production credits, impairment of intangible assets, and the loss on extinguishment/modification of debt. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations as well as other Company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in methods and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, amortization expense, interest expense, loss on extinguishment/modification of debt, other items, net, restructuring and related costs, network transition costs and acquisition and integration costs have all been excluded from segment profit.

Adjusted Net Earnings and Adjusted Diluted Net Earnings per Common Share (EPS). These measures exclude the impact of restructuring and related costs, network transition costs, costs related to acquisition and integration, and the loss on extinguishment/modification of debt.

Non-GAAP Tax Rate. This is the tax rate when excluding the pre-tax impact of restructuring and related costs, network transition costs, costs related to acquisition and integration, and the loss on extinguishment/modification of debt, as well as the related tax impact for these items, calculated utilizing the statutory rate for the jurisdictions where the impact was incurred.

Organic. This is the non-GAAP financial measurement of the change in Net sales or Segment profit that excludes or otherwise adjusts for the Acquisition impact, the Change in highly inflationary markets and impact of currency from the changes in foreign currency exchange rates as defined below:
Acquisition Impact. The Company completed the APS acquisition on May 2, 2025. These adjustments include the impact of the operations associated with the acquired branded battery business. The Company transitioned from these branded businesses to legacy brands by December 31, 2025. This does not include the impact of acquisition and integration costs associated with this acquisition.
Change in highly inflationary markets. The Company is presenting separately all changes in sales and segment profit from our Egypt and Argentina affiliates due to the designation of the economies as highly inflationary as of October 1, 2024 and July 1, 2018, respectively.
Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The Impact of Currency is the change in foreign currency exchange rates year-over-year on reported results, which is calculated by comparing the value of current year foreign operations at the current period USD exchange rate versus the value of current year foreign operations at the prior period USD exchange rate. The impact of currency also includes (gains)/losses of currency hedging programs, and it excludes highly inflationary markets.
Adjusted Comparisons. Detail for Adjusted Gross profit, Adjusted Gross margin, adjusted SG&A and adjusted SG&A as percent of Net sales are also supplemental non-GAAP measure disclosures. These measures exclude the impact of restructuring and related costs, network transition costs and acquisition and integration costs. A&P as a percentage of net sales, excluding the APS business, excludes the Net sales from the APS branded business. No material A&P was spent on these sales.

EBITDA and Adjusted EBITDA. EBITDA is defined as (loss)/earnings before Income tax provision, Interest expense, the Loss on extinguishment/modification of debt, and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to restructuring, network transition costs, acquisition and integration costs, a litigation matter, FY23 & FY24 production credits, impairment of intangible assets, and share based payments.

Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales.

Net Debt. Net Debt is defined as total Company debt, less Cash and cash equivalents.

Currency-neutral. Currency-neutral excludes the Impact of currency as defined above on key measures. Highly inflationary markets are excluded from this calculation.

ENERGIZER HOLDINGS, INC.
Reconciliation of GAAP and Non-GAAP Measures
For the Quarter Ended December 31, 2025
Operations for Energizer are managed via two product segments: Batteries & Lights and Auto Care. Energizer’s operating model includes a combination of standalone and shared business functions between the product segments, varying by country and region of the world. Shared functions include the sales and marketing functions, as well as human resources, IT and finance shared service costs. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and may not represent the costs of such services if performed on a standalone basis. Segment sales, significant expenses and profitability for the quarters ended December 31, 2025 and 2024 are presented below:

	Quarters Ended December 31,
	2025	2024	2025	2024	2025	2024
	Batteries & Lights		Auto Care		Total
Segment Net sales	$685.2	$632.4	$93.7	$99.3	$778.9	$731.7
Segment Cost of products sold	441.8	380.2	65.2	58.5	507.0	438.7
Segment Advertising and promotion expense	43.6	47.4	5.6	6.0	49.2	53.4
Other segment items (1)	94.1	85.5	13.8	14.3	107.9	99.8
Segment profit	$105.7	$119.3	$9.1	$20.5	$114.8	$139.8

Segment Depreciation and amortization	$14.7	$14.3	$2.9	$2.8	$17.6	$17.1
(1) The significant expense categories and amounts align with the segment-level information that is regularly provided to the Chief Operating Decision Maker.
Reconciliation of Total segment profit to (Loss)/earnings before income taxes:

	Quarters Ended December 31,
	2025	2024
Total segment profit	$114.8	$139.8
General corporate & other expenses (1)	(33.1)	(27.4)
Restructuring and related costs (2)	(30.9)	(20.3)
Network transition costs (3)	—	(14.0)
Acquisition and integration costs (2)	(0.5)	(1.2)
Amortization of intangible assets	(14.0)	(14.7)
Interest expense	(39.1)	(37.0)
Loss on extinguishment/modification of debt	(0.9)	(0.1)
Other items, net	(1.1)	5.0
Total (loss)/earnings before income taxes	$(4.8)	$30.1
(1) Recorded in SG&A on the Consolidated (Condensed) Statement of Earnings.
(2) See the Supplemental Schedules - Non-GAAP Reconciliations for the line items where these charges are recorded in the Consolidated (Condensed) Statement of Earnings.
(3) This represents incremental network transition costs, primarily related to freight and third-party packaging support, to maintain business continuity and service our customers as the Company decommissions certain facilities and relocates production and packaging lines as part of Project Momentum. These costs were recorded in Cost of products sold on the Consolidated (Condensed) Statement of Earnings.

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter Ended December 31, 2025
(In millions, except per share data - Unaudited)

	For the Quarters Ended December 31,
	2025	2024
Net (loss)/earnings	$(3.4)	$22.3
Pre-tax adjustments
Restructuring and related costs (1)	30.9	20.3
Network transition costs (1)	—	14.0
Acquisition and integration (1)	0.5	1.2
Loss on extinguishment/modification of debt	0.9	0.1
Total adjustments, pre-tax	$32.3	$35.6
Total adjustments, after tax (2)	$24.7	$27.1
Adjusted Net earnings (2)	$21.3	$49.4

Diluted net (loss)/earnings per common share	$(0.05)	$0.30
Adjustments (per common share)
Restructuring and related costs	0.34	0.21
Network transition costs	—	0.15
Acquisition and integration	0.01	0.01
Loss on extinguishment/modification of debt	0.01	—
Adjusted Diluted net earnings per diluted common share	$0.31	$0.67
Weighted average shares of common stock - Diluted	68.4	73.2
Adjusted Weighted average shares of common stock - Diluted (3)	69.3	73.2

(1) See Supplemental Schedules - Non-GAAP Reconciliations for the line items where these costs are recorded on the Consolidated (Condensed) Statement of Earnings.

(2) The effective tax rate for the Adjusted Net earnings and Adjusted Diluted EPS for the quarters ended December 31, 2025 and 2024 was 22.5% and 24.8%, respectively, as calculated utilizing the statutory rate for where the costs were incurred.

(3) For the quarter ended December 31, 2025, the Adjusted Weighted average shares of common stock - Diluted includes the dilutive impact of our outstanding performance shares and restricted stock as they are dilutive to the calculation.

Energizer Holdings, Inc.
Supplemental Schedules - Currency Neutral Results
For the Quarter Ended December 31, 2025
(In millions, except per share data - Unaudited)

	For the Quarter Ended			Prior Quarter Ended
	December 31, 2025				% Change	% Change
	As Reported	Impact of Currency(1)	Currency Neutral	December 31, 2024	As Reported Basis	Currency Neutral Basis
As Reported under GAAP
Diluted net (loss)/earnings per common share	$(0.05)	$0.05	$(0.10)	$0.30	(116.7)%	(133.3)%
Net (loss)/earnings	$(3.4)	$3.5	$(6.9)	$22.3	(115.2)%	(130.9)%

As Adjusted (non-GAAP)(2)
Adjusted diluted net earnings per common share	$0.31	$0.05	$0.26	$0.67	(53.7)%	(61.2)%
Adjusted EBITDA	$106.9	$4.5	$102.4	$140.7	(24.0)%	(27.2)%

(1) The Impact of Currency is the change in foreign currency exchange rates year-over-year on reported results, which is calculated by comparing the value of current year foreign operations at the current period USD exchange rate versus the value of current year foreign operations at the prior period USD exchange rate. The impact of currency also includes gains/(losses) of currency hedging programs, and it excludes highly inflationary markets.

(2) See supplemental schedules - Non-GAAP Reconciliations for full reconciliations of the Company's non-GAAP adjusted amounts.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales and Profit
For the Quarter Ended December 31, 2025
(In millions - Unaudited)

Net sales	Q1'26	% Chg
Batteries & Lights
Net sales - prior year	$632.4
Organic	(24.3)	(3.8)%
Acquisition impact	64.6	10.2%
Change in highly inflationary markets	0.2	—%
Impact of currency	12.3	1.9%
Net sales - current year	$685.2	8.3%

Auto Care
Net sales - prior year	$99.3
Organic	(6.9)	(6.9)%
Change in highly inflationary markets	(0.1)	(0.1)%
Impact of currency	1.4	1.4%
Net sales - current year	$93.7	(5.6)%

Total Net Sales
Net sales - prior year	$731.7
Organic	(31.2)	(4.3)%
Acquisition impact	64.6	8.8%
Change in highly inflationary markets	0.1	—%
Impact of currency	13.7	2.0%
Net sales - current year	$778.9	6.5%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales and Profit
For the Quarter Ended December 31, 2025
(In millions - Unaudited)

Segment profit	Q1'26	% Chg
Batteries & Lights
Segment profit - prior year	$119.3
Organic	(23.0)	(19.3)%
Acquisition impact	5.3	4.4%
Change in highly inflationary markets	(0.1)	(0.1)%
Impact of currency	4.2	3.6%
Segment profit - current year	$105.7	(11.4)%

Auto Care
Segment profit - prior year	$20.5
Organic	(12.1)	(59.0)%
Change in highly inflationary markets	(0.1)	(0.5)%
Impact of currency	0.8	3.9%
Segment profit - current year	$9.1	(55.6)%

Total Segment Profit
Segment profit - prior year	$139.8
Organic	(35.1)	(25.1)%
Acquisition impact	5.3	3.8%
Change in highly inflationary markets	(0.2)	(0.1)%
Impact of currency	5.0	3.5%
Segment profit - current year	$114.8	(17.9)%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter Ended December 31, 2025
(In millions - Unaudited)

Gross profit	Q1'26	Q1'25
Net sales	$778.9	$731.7
Reported Cost of products sold	522.3	462.1
Gross profit	$256.6	$269.6
Gross margin	32.9%	36.8%
Adjustments
Restructuring and related costs	15.3	9.4
Network transition costs	—	14.0
Cost of products sold - adjusted	507.0	438.7
Adjusted Gross profit	$271.9	$293.0
Adjusted Gross margin	34.9%	40.0%

SG&A	Q1'26	Q1'25
Reported SG&A	$149.3	$131.3
Reported SG&A % of Net sales	19.2%	17.9%
Adjustments
Restructuring and related costs	15.6	10.9
Acquisition and integration costs	0.5	1.2
SG&A Adjusted - subtotal	$133.2	$119.2
SG&A Adjusted % of Net sales	17.1%	16.3%

Other items, net	Q1'26	Q1'25
Interest income	$(0.7)	$(1.2)
Foreign currency exchange loss/(gain)	1.3	(3.8)
Pension cost other than service costs	0.5	—
Total Other items, net	$1.1	$(5.0)

Restructuring and related costs	Q1'26	Q1'25
Cost of products sold - Restructuring	$9.2	$9.4
Cost of products sold - U.S. operating efficiency project	6.1	—
SG&A - Restructuring costs	15.6	4.8
SG&A - IT Enablement	—	6.1
Total Restructuring and related costs	$30.9	$20.3

Acquisition and integration	Q1'26	Q1'25
SG&A	0.5	1.2
Total Acquisition and integration related items	$0.5	$1.2

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
For the Quarter Ended December 31, 2025
(In millions - Unaudited)

	Q1'26	Q4'25	Q3'25	Q2'25	LTM 12/31/25 (1)	Q1'25
Net (loss)/earnings	$(3.4)	$34.9	$153.5	$28.3	$213.3	$22.3
Income tax (benefit)/provision	(1.4)	18.5	10.7	8.1	35.9	7.8
(Loss)/earnings before income taxes	(4.8)	53.4	164.2	36.4	249.2	30.1
Interest expense	39.1	40.3	39.0	38.0	156.4	37.0
Loss on extinguishment/modification of debt	0.9	6.8	—	5.2	12.9	0.1
Depreciation & Amortization	31.6	32.1	31.9	30.9	126.5	31.8
EBITDA	$66.8	$132.6	$235.1	$110.5	$545.0	$99.0

Adjustments:
Restructuring and related costs	30.9	22.8	8.0	17.6	79.3	20.3
Network transition costs	—	2.1	0.9	2.7	5.7	14.0
Acquisition and integration costs	0.5	1.4	1.3	2.3	5.5	1.2
FY23 & FY24 production credits	—	0.5	(78.5)	—	(78.0)	—
Litigation matter	—	—	(1.7)	—	(1.7)	—
Impairment of intangible assets	—	5.9	—	—	5.9	—
Share-based payments	8.7	5.9	6.3	7.2	28.1	6.2
Adjusted EBITDA	$106.9	$171.2	$171.4	$140.3	$589.8	$140.7
(1) LTM defined as the latest 12 months for the period ending December 31, 2025.

	For the Quarters Ended December 31,
Free cash flow	2025	2024
Net cash from operating activities	$149.5	$77.0
Capital expenditures	(25.3)	(34.6)
Free cash flow	$124.2	$42.4

Net debt	12/31/2025	9/30/2025
Current maturities of long-term debt	$8.6	$8.6
Current portion of finance leases	1.4	1.5
Notes payable	0.5	13.7
Long-term debt	3,318.7	3,407.9
Total debt per the balance sheet	$3,329.2	$3,431.7
Cash and cash equivalents	214.8	236.2
Net debt	$3,114.4	$3,195.5

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
FY 2026 Outlook
(In millions - Unaudited)

Fiscal 2026 Outlook Reconciliation - Adjusted earnings and Adjusted net earnings per common share (EPS)
	Fiscal Q2 2026 Outlook						Fiscal Year 2026 Outlook
(in millions, except per share data)	Adjusted net (loss)/earnings			Adjusted EPS			Adjusted net earnings			Adjusted EPS
Fiscal 2026 - GAAP Outlook	$(10)	to	$6	$(0.14)	to	$0.09	$146	to	$188	$2.10	to	$2.67
Impacts:
Restructuring and related costs	11		8	0.16		0.11	50		42	0.72		0.60
Acquisition and integration costs	4		2	0.05		0.03	8		4	0.12		0.05
Loss on extinguishment/modification of debt	—		—	—		—	2		1	0.03		0.01
Settlement loss on pension plan termination	23		19	0.33		0.27	23		19	0.33		0.27
Fiscal 2026 - Adjusted Outlook	$28	to	$35	$0.40	to	$0.50	$229	to	$254	$3.30	to	$3.60

Fiscal 2026 Outlook Reconciliation - Adjusted EBITDA
(in millions, except per share data)
Net earnings	$146	to	$188
Income tax provision	12	to	51
Earnings before income taxes	$158	to	$239
Interest expense	155		145
Loss on extinguishment/modification of debt	2		1
Amortization	55		50
Depreciation	75		65
EBITDA	$445	to	$500

Adjustments:
Restructuring and related costs	65		55
Acquisition and integration costs	10		5
Settlement loss on pension plan termination **	30		25
Share-based payments	30		25
Adjusted EBITDA	$580	to	$610

** On January 28, 2026, the Company completed the buy-out of the UK Pension Plan and will record a non-cash loss on settlement of the pension plan termination in the second fiscal quarter of 2026.